                                                                  Exhibit 12

Ratio of Earnings to Fixed Charges


                                                                   Fiscal Year Ended
                                           ---------------------------------------------------------------      Nine months ended
                                                                                                             ----------------------
                                           November     November     November 3,  November 2,  November 1,   August 2,    August 1,
                                           __, 1994     __, 1995        1996         1997         1998         1998         1999
                                           --------     --------     -----------  -----------  -----------   ---------    ---------

Earning Before Tax                          12,203        4,983        15,132       22,366       34,090       24,134       28,081
Fixed Charges                                2,358        4,437        14,469       23,417       14,679       11,338       20,937
Capitalized Interest                            --           --            --           --           --           --           --
                                           -------       ------        ------       ------       ------       ------       ------
Earnings Available for fixed Charges        14,581        9,420        29,601       45,783       48,769       35,472       49,018
Fixed Charges                                2,358        4,437        14,469       23,417       14,679       11,338       20,937
Ratio of Earnings to Fixed Charges             6.2          2.2           2.1          2.0          3.3          3.2          2.3

Fixed Charge Calculation
    Rents                                                               4,420        4,240        3,890        2,881        3,322
    Pro Forma Winfield Rent                    998        1,164                                                  306          306
                                           -------       ------        ------       ------       ------       ------       ------

Total Rents                                    998        1,164         4,420        4,240        4,196        3,187        3,322
Interest Portion of Rents (30%)                299          349         1,326        1,272        1,259          956          997
Interest Expense                             2,059        4,088        13,143       22,145       13,420       10,382       19,940
                                           -------       ------        ------       ------       ------       ------       ------
    Fixed Charges                            2,358        4,437        14,469       23,417       14,679       11,338       20,937
                                           =======       ======        ======       ======       ======       ======       ======
